April 2007	Pricing Sheet dated April 23, 2007
Relating to Preliminary Pricing Supplement No. 234 dated March 23, 2007 to Registration Statement No. 333-131266
Filed pursuant to Rule 433

Structured Investments
Opportunities in Equities
Russell 2000® Index - Protected Buy-Write Securities due April 27, 2012
Based on the Performance of the 2007-2 Dynamic Reference Index

P R I C I N G T E R M S – A P R I L 2 3 , 2 0 0 7
Issuer:	Morgan Stanley
Maturity Date:	April 27, 2012
Issue Price:	$10 (see “Commissions and Issue Price” below)
Pricing Date:	April 23, 2007
Original Issue Date:	April 30, 2007 (5 business days after the Pricing Date)
Reference Index:

The Reference Index is the 2007-2 Dynamic Reference Index which tracks the performance of hypothetical investments in two assets and a liability (each, an “Index Component”). The two assets are (i) the Equity Component, which represents a hypothetical investment in a “buy-write” strategy related to the Russell 2000 Index, and (ii) the Zero-Coupon Bond Component. The liability is the Leverage Component.
The initial value of the Reference Index is 97.
Please read the preliminary pricing supplement for more information on the Reference Index.

Aggregate Principal Amount:	$32,500,000
Payment at Maturity:	$10 plus a Supplemental Redemption Amount, if any.
Supplemental Redemption Amount:	The greater of (i) zero and (ii) $10 times the percentage change in the Reference Index as of the Determination Date from the threshold value of 100.
Variable Monthly Coupon:

The variable monthly coupon payment on the Securities will be based upon the allocation, if any, to the Equity Component within the Reference Index and calculated by reference to the dividends of the component stocks of the Russell 2000 Index and the monthly call option premium generated by the “buy- write” strategy. The variable coupon payment is expected to change over time, depending on (i) the Hypothetical Monthly Income related to the performance of the Equity Component in any month, (ii) the allocation to the Equity Component, if any, and (iii) the Reference Index Closing Value.
Coupon payments will not be paid if the allocation to the Equity Component within the Reference Index has been reduced to zero or, in certain circumstances, if making a coupon payment would reduce the allocation to the Equity Component below a threshold value.
Please read the preliminary pricing supplement for more information on the variable monthly coupon payments.

Allocation Among Index Components:	Index Component	Allocation
	Equity Component	100
	Zero-Coupon Bond Component	0
	Leverage Component	0%
	Subsequent reallocations over the term of the Securities will change the allocations above.
Determination Date:	April 20, 2012
CUSIP:	61750V295
Listing:	None
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:		Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
	Per Security:	$10	$0.30	$9.70
	Total:	$32,500,000	$975,000	$31,525,000

(1)	The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of Securities purchased by that investor. The lowest price payable by an investor is $9.90 per Security. Please see the cover page of the preliminary pricing supplement for further details.
(2)	For additional information, see “Supplemental Information Concerning Plan of Distribution” in the preliminary pricing supplement and “Plan of Distribution” in the prospectus supplement.

The “Russell 2000® Index” is a trademark of Frank Russell Company and has been licensed for use by Morgan Stanley. The Protected Buy-Write Securities are not sponsored, endorsed, sold, or promoted by Frank Russell Company. Frank Russell Company makes no representations or warranties to the owners of the Protected Buy-Write Securities or any member of the public regarding the advisability of investing in the Protected Buy-Write Securities. Frank Russell Company has no obligation or liability in connection with the operation, marketing, trading or sale of the Protected Buy-Write Securities.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

You may access these documents on the SEC web site at www.sec.gov as follows:

Preliminary Pricing Supplement No. 234 dated March 23, 2007

Prospectus Supplement dated January 25, 2006

Prospectus dated January 25, 2006